Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Second Quarter Earnings of $0.08

BRISBANE, CALIF. – February 5, 2009 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 3, 2009.

Net sales for the second quarter of fiscal 2009 were $181.9 million, down 10.5% from $203.3 million reported for the second quarter a year ago. As previously reported, same store sales for the quarter ended January 3, 2009 decreased 20.1% compared to a decrease of 7.9% in the prior year. Contributing to our performance are merchandising opportunities in bebe and BEBE SPORT as well as a difficult macro economic environment which has negatively impacted mall traffic and forced us to drive sales with increased promotions.

Gross margin as a percentage of net sales decreased to 38.6% in the second quarter of fiscal 2009, compared to 46.2% in the second quarter of fiscal 2008.  The decrease in gross margin as a percentage of net sales from the prior year of 7.6% was primarily due to higher markdowns and unfavorable occupancy leverage partially offset by higher initial markup.

SG&A expenses for the second quarter of fiscal 2009 were $61.5 million, or 33.8% of net sales, compared to $62.8 million, or 30.9% of net sales for the same period of the prior year.  The decrease in SG&A expense is primarily due to lower total compensation offset by an increase in depreciation expense and approximately $1.3 million in impairment charges and fixed asset write-offs related to underperforming stores and store closures.

Operating income for the second quarter of fiscal 2009 was $8.7 million or 4.8% of net sales, compared to $31.2 million or 15.3% of net sales for the same period of the prior year. Net earnings for the second quarter were $6.8 million compared to $23.4 million for the same period of the prior year. Diluted earnings per share for the second quarter were $0.08 versus $0.26 per share in the same period of fiscal 2008.  During the quarter we purchased approximately 537,000 or $3.2 million of our outstanding shares in connection with our Stock Repurchase Program initiated during the quarter.

The effective tax rate for the second quarter of fiscal 2009 increased to 35.0% from 33.8% in the second quarter of fiscal 2008 primarily due to deleveraging of permanent items, including stock based compensation expense offset by higher tax exempt interest income as a percent of taxable income.

Net sales for the year-to-date period ended January 3, 2009 were $345.2 million, down 5.3% from $364.4 million for the year-to-date period ended January 5, 2008.  Same store sales for the year-to-date period ended January 3, 2009 decreased 16.0% compared to a decrease of 8.5% in the prior year.

Net earnings for the year-to-date period ended January 3, 2009 were $18.0 million compared to $38.7 million in the prior year.  Diluted earnings per share for the year-to-date period ended January 3, 2009 were $0.20 compared to $0.42 per share in the prior year.

During the second fiscal quarter of fiscal 2009 we entered into a settlement agreement related to our auction rate securities (“ARS”) held with UBS. Beginning June 30, 2010, at our request, UBS has agreed to purchase all of our ARS currently held with them at par value. By entering in to the agreement we were required to classify $84.4 million in ARS from available-for-sale to trading securities and record an impairment of approximately $12.1 million with an offsetting investment repurchase right of $11.6 million directly to net income. The remainder of our ARS in our investment portfolio of $125.2 million, net of a temporary impairment charge of $12.7 million, remains available-for-sale and all of our ARS are included in long-term marketable securities on our balance sheet. The related temporary impairment charge on available-for-sale investments remains as an unrealized loss in the other comprehensive income component of shareholders’ equity.

During the quarter ended January 3, 2009, the Company opened six stores, including three bebe stores and three 2b bebe stores, closed one bebe store and expanded one existing bebe store resulting in total square footage growth of 2%.

For the year-to-date period the Company’s capital expenditures were approximately $17.7 million and depreciation expense was approximately $12.8 million.

For the third quarter of fiscal 2009, the Company currently anticipates the comparable store sales decrease will be greater than the previous quarter and depending on actual sales and markdowns the net loss will be in the range of $0.05 to $0.10 per share based on 89 million diluted weighted average shares outstanding versus net income of $0.09 per share based on 93 million diluted weighted average shares outstanding in the third quarter of fiscal 2008. The Company is currently anticipating an effective tax rate of 35% for the third quarter of fiscal 2009.

For the third quarter of fiscal 2009, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the third quarter of fiscal 2008 in the low double digits.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 308 stores, of which 213 are bebe stores, 32 are 2b bebe stores, 62 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	January 3,	January 5,
	2009	2008
Assets

Cash and equivalents	$143,975	$69,395
Short-term marketable securities	—	296,050
Inventories, net	37,499	46,242
Total current assets	225,341	439,823
Property and equipment, net	136,563	123,611
Long-term marketable securities	197,620	—
Investment repurchase right	11,587	—
Total assets	$600,950	$592,886

Liabilities and Shareholders’ Equity

Total current liabilities	$65,198	$66,486
Total liabilities	115,389	115,323
Total shareholders’ equity	485,561	477,563
Total liabilities and shareholders’ equity	$600,950	$592,866

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter End				For the Year-to-date Ended
	Jan. 3,		Jan. 5,		Jan. 3,		Jan. 5,
	2009	%	2008	%	2009	%	2008	%

Net sales	$181,902	100.0%	$203,329	100.0%	$345,162	100.0%	$364,411	100.0%
Cost of sales, including production and occupancy	111,775	61.4	109,328	53.8	201,733	58.4	193,896	53.2

Gross margin	70,127	38.6	94,001	46.2	143,429	41.6	170,515	46.8
Selling, general and administrative expenses	61,463	33.8	62,755	30.9	120,619	34.9	118,935	32.6

Operating income	8,664	4.8	31,246	15.3	22,810	6.7	51,580	14.2
Interest and other income, net	1,861	1.0	4,058	2.0	4,891	1.4	7,753	2.1

Income before income taxes	10,525	5.8	35,304	17.3	27,701	8.1	59,333	16.3
Income tax provision	3,727	2.0	11,936	5.9	9,699	2.8	20,587	5.6

Net income	$6,798	3.8%	$23,368	11.4%	$18,002	5.3%	$38,746	10.7%

Basic earnings per share	$0.08		$0.26		$0.20		$0.43
Diluted earnings per share	$0.08		$0.26		$0.20		$0.42

Basic weighted average shares outstanding	88,882		88,712		88,857		90,697
Diluted weighted average shares outstanding	89,052		90,167		89,161		92,173

Number of stores open at beginning of period	307		279		303		273
Number of stores opened during period	6		11		11		17
Number of stores closed during period	1		—		2		—
Number of stores open at end of period	312		290		312		290

Number of stores expanded/relocated during period(*)	1		1		2		2

Total square footage at end of period (000’s)	1,164		1,051		1,164		1,051

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.